Exhibit (a)(1)(A)

OFFER TO PURCHASE

ALDILA, INC.

Offer to Purchase for Cash Up to 496,688 Shares of its Common Stock at a
Purchase Price Not Greater Than $16.85 nor Less Than $15.10 Per Share
__________________________

THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
MIDNIGHT, NEW YORK TIME, ON SEPTEMBER 21, 2007, UNLESS THE OFFER IS EXTENDED.
__________________________

Aldila, Inc., a Delaware corporation (the “Company,” “we,” or “us”), is offering to purchase up to 496,688 shares of its Common Stock, $0.01 par value per share (the “Common Stock”), at a price not greater than $16.85 nor less than $15.10 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).

We are offering to purchase up to a maximum of 496,688 shares for a value of $7,500,000 in the Offer. On the terms and subject to the conditions of the Offer, we will determine a single share price, not greater than $16.85 nor less than $15.10 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. After the Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price (in increments of $0.25) within the price range specified above that will allow us to purchase up to $7,500,000 in value of shares, or a lower amount depending on the number of shares properly tendered.  If, based on the purchase price we determine, shares having an aggregate value of less than $7,500,000 are properly tendered, we will buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the purchase price if, based on the purchase price we determine, more than $7,500,000 in value of shares are properly tendered and not properly withdrawn.  We will return to the tendering stockholders shares tendered at prices in excess of or below the price range specified above and shares that we do not purchase because of proration or conditional tenders, at our expense promptly after the Offer expires.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions.

Questions and requests for assistance may be directed to American Stock Transfer & Trust Company (the “Depositary”) or MacKenzie Partners, Inc. (the “Information Agent”) at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

August 24, 2007

The shares are listed and traded on the Nasdaq Stock Market (“NASDAQ”) under the symbol “ALDA”. On August 17, 2007, the last full trading day before the Board of Directors first disclosed its intention to make the offer, the reported closing price of the shares on NASDAQ was $15.60 per share.  On August 23, 2007, the last full trading day before the commencement of the Offer, the reported closing price of the shares on NASDAQ was $16.40per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

Our Board of Directors has approved the Offer. However, neither our management, our Board of Directors, the Depositary nor the Information Agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Offer and should consult your own investment and tax advisors. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•
if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), at one of its addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•
if you are a holder of vested options to purchase shares under the Company’s equity compensation plans, you may exercise your vested options, subject to the Company’s trading policy, and tender any of the shares issued upon exercise.

If you want to tender your shares, but (a) the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $15.10 per share.  You should understand that this election may lower the purchase price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $15.10 per share. The lower end of the price range for the Offer is below the closing market price for the shares on August 17, 2007, the last full trading day before the Company’s Board of Directors first disclosed its decision to make the Offer, when the closing market price on NASDAQ was $15.60.  The lower end of the price range for the Offer is lower than the closing market price for the shares on August 23, 2007, the last full trading day prior to the commencement of the Offer, when the closing market price on NASDAQ was $16.40.  The higher end of the price range is above these closing market prices.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Offer, collect at (212) 929-5500 or toll-free at (800) 322-2885.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

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TABLE OF CONTENTS
Page

SUMMARY TERM SHEET	iii
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS	viii
INTRODUCTION	1
THE TENDER OFFER	2
1. Number of Shares; Price; Priority of Purchase	2
2. Purpose of the Offer; Certain Effects of the Offer	5
3. Procedures for Tendering Shares	6
4. Withdrawal Rights	10
5. Purchase of Shares and Payment of Purchase Price	11
6. Conditional Tender of Shares	12
7. Conditions of the Offer	13
8. Price Range of the Shares	14
9. Source and Amount of Funds	15
10. Information About Aldila, Inc	15
11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	16
12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act	17
13. Legal Matters; Regulatory Approvals	18
14. United States Federal Income Tax Consequences	18
15. Extension of the Offer; Termination; Amendment	19
16. Fees and Expenses	20
17. Miscellaneous	21

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our Common Stock as the “shares.” This summary term sheet highlights the material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

Aldila, Inc.

What will be the purchase price for the shares and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a “modified Dutch Auction.”  This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The lowest price that may be specified is $15.10. The prices that may be specified increase in increments of $0.25 up to $16.85, the highest price that may be specified.

The price range for the Offer is $15.10 to $16.85 per share. After the Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered.  We will then select the lowest purchase price that will allow us to buy up to $7,500,000 in value of shares. The lower end of the price range for the Offer is below the closing market price for the shares on August 17, 2007, the last full trading day before our Board of Directors first announced its intention to make the Offer, when the closing market price on NASDAQ was $15.60.  The lower end of the price range for the Offer is below the closing market price for the shares on August 23, 2007, the last full trading day prior to the commencement of the Offer, when the closing market price on NASDAQ was $16.40.  The higher end of the price range is above these closing market prices.  If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above or below the price range for the Offer.

If you wish to maximize the chance that your shares will be purchased, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer” indicating that you will accept the purchase price we determine.  If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $15.10 per share.  You should understand that this election may lower the purchase price paid for all shares in the Offer and could result in your shares being purchased at the minimum price of $15.10 per share.

If your shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many shares is the Company offering to purchase in the Offer?

We are offering to purchase not more than 496,688 shares (up to $7,500,000 in value) of our Common Stock, $0.01 par value per share.  At the maximum purchase price of $16.85 per share, we could purchase 445,103 shares, which would represent approximately 8.1% of our issued and outstanding Common Stock as of August 15, 2007. See Section 1. At the minimum purchase price of $15.10 per share, we could purchase 496,688 shares, which would represent approximately 9.0% of our issued and outstanding common stock as of August 15, 2007. If, based on the purchase price we determine, more than $7,500,000 in value of shares are properly tendered and not properly withdrawn, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots of less than 100 shares), which we will purchase on a priority basis (though tenders of less than all of the shares owned by an “odd lot” holder will not qualify for this priority), and except for each conditional tender whose

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condition was not met, which we will not purchase (except as described in Section 6). The Offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See Section 7.

How will the Company pay for the shares?

The aggregate purchase price will be up to $7,500,000. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our cash and cash equivalents.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires.  The Offer will expire at 12:00 midnight, New York time, on September 21, 2007, unless extended (such date and time, as they may be extended, the “Expiration Date” and “Expiration Time,” respectively). See Section 1.  If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf.  We encourage you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See Section 3.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer. If we extend the Offer, we will delay the acceptance of any shares that have been tendered on or before September 21, 2007 until the end of the extension period. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

We do not currently intend to extend the Offer. However, in the event that we do extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

The purpose of the Offer is to provide those stockholders who wish to obtain liquidity for their shares an opportunity to do so without the risk of market price declines, and to return a portion of our capital to stockholders who desire such a return at this time.

The Offer provides stockholders an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

What are the significant conditions to the Offer?

The offer is subject to customary conditions such as absence of a suspension in trading or a material change at the Company.  See Section 7, “Conditions of the Offer,” which sets forth in full the conditions to the Offer.  The Offer is not conditioned on the availability of financing.

Following the Offer, will the Company continue as a listed public company?

Yes.  The purchase by us of shares in the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders.  However, we believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares.  Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares in the Offer will cause the remaining outstanding shares to be delisted from NASDAQ.

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How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 12:00 midnight, New York time, on September 21, 2007, or any later time and date to which the Offer may be extended, or earlier as your broker or other nominee may require:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•
if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•
if you are a holder of vested options to purchase shares under the Company’s equity compensation plans, you may exercise your vested options, consistent with Company trading policy, and tender any of the shares issued upon exercise.

If you want to tender your shares, but:

•	the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested stock options and vested stock awards participate in the Offer?

If you hold vested but unexercised options to purchase shares, you may exercise such options, in accordance with the terms of the applicable stock option plan or plans and the Company’s trading policy and tender the shares received upon such exercise in accordance with the Offer. An exercise of an option cannot be revoked for any reason even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer. See Section 3. If your stock awards have vested you should follow the above instructions applicable to shares held by a broker or shares held in your own name, as applicable to you. Holders of unvested stock awards or other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

In what order will shares be purchased?

If, based on the purchase price we determine, shares having an aggregate value in excess of $7,500,000 are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, we will purchase shares as follows:

•	first, all “odd lots” of less than 100 shares from holders who properly tender all of their shares within the specified price range and who do not properly withdraw them before the Expiration Time;

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•
second, from all other stockholders who properly tender shares at or below the purchase price determined in the Offer and who do not properly withdraw them before the Expiration Time, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

•
third, if necessary to permit us to purchase $7,500,000 in value of shares at the purchase price determined in the Offer (or such greater amount as we may elect to pay), shares conditionally tendered (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the purchase price determined in the Offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions of the Offer, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, we will purchase all of your shares without subjecting them to the proration procedure if you properly tender all of these shares within the specified price range and do not properly withdraw them before the Expiration Time, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 12:00 midnight, New York time, on September 21, 2007, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York time, on October 3, 2007.  See Section 4.

How do I withdraw shares I previously tendered?

To properly withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, neither we, our management, our Board of Directors, the Depositary nor the Information Agent are making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal. See Section 2.
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Do the directors and executive officers of the Company intend to tender their shares in the Offer?

Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer.  Accordingly, if we complete the Offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer.  See Section 11.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding Common Stock following consummation of the Offer. See Section 2.

Will tendering my shares affect my eligibility to receive the dividend the Company announced August 15, 2007?

No.  The dividend announced August 15, 2007 will be paid on September 14, 2007 to stockholders of record as of August 29, 2007.  The Company will not purchase shares tendered in the Offer until after 12:00 midnight, New York time, on September 21, 2007.  So, if you otherwise are the owner of shares on August 29, 2007, you will be eligible to receive the dividend, even if you tender your shares and mail in the related Letter of Transmittal before August 29, 2007.

What is the recent market price of my shares?

On August 17, 2007, the last full trading day before the Company announced its intention to make the Offer, the reported closing price of the shares on NASDAQ was $15.60 per share.  On August 23, 2007, the last full trading day before the commencement of the Offer, the reported closing price of the shares on NASDAQ was $16.40per share. You are urged to obtain current market quotations for the shares before deciding whether and at what price or prices to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Offer.  We may not be able to announce the final results of proration, if any, or pay for any shares until five (5) NASDAQ trading days after the Expiration Time and proration period.  See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and your shares are tendered directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my shares?

The receipt of cash for shares accepted for payment by us from tendering stockholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes.   You are encouraged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation.   See Section 3.

All stockholders should review the discussion in Sections 3 and 14 regarding tax issues and consult their tax advisor regarding the tax effects of a tender of shares.

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Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Whom can I talk to if I have questions?

If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Offer, collect at (212) 929-5500 or toll-free at (800) 322-2885. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference include certain “forward-looking statements.” These forward-looking statements generally are identified by the words “believes,” “project,” “expects,” “anticipates,” “estimates,” “intends,” “strategy,” “plan,” “may,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements.

In addition, please refer to our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2007, March 31, 2007 and September 30, 2006 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, in each case as filed with the SEC, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact us and our business. See Section 10. Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

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INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our Common Stock, $0.01 par value per share (the “Common Stock”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to a maximum of 496,688 shares, representing $7,500,000 in value of shares, at a price not greater than $16.85 nor less than $15.10 per share, net to the seller in cash, less applicable withholding taxes and without interest. Unless the context otherwise requires, all references to “shares” shall refer to the Common Stock of the Company.

The Offer will expire at 12:00 midnight, New York time, on September 21, 2007, unless extended as described in Section 15.

After the Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest purchase price within the price range specified above that will allow us to buy up to $7,500,000 in value of shares, or a lower amount depending on the number of shares properly tendered. If shares having an aggregate value of less than $7,500,000 are properly tendered, we will purchase all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

We will purchase only shares properly tendered and not properly withdrawn at prices at or below the purchase price we determine. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered if, based on the purchase price we determine, more than $7,500,000 in value of shares are properly tendered. We will return shares tendered at prices in excess of the purchase price we determine and shares that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

Tendering stockholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Section 5, stock transfer taxes on the purchase of shares by us in the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

In addition, holders of vested but unexercised options to purchase shares outstanding under our 1994 Stock Incentive Plan, as amended (the “Stock Option Plan”), may exercise those options, consistent with Company trading policy, and tender some or all of the shares issued upon such exercise. Holders of stock awards and other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested and otherwise free from restrictions of transfer.

The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7.

Our Board of Directors has approved the Offer. However, neither our management, our Board of Directors, the Depositary nor the Information Agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. We have not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the Offer and should consult their own investment and tax advisors. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer.  Accordingly, if we complete the Offer the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 11.

Any tendering stockholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Offer, unless such holder establishes that it is exempt from backup withholding. See Section 3. Also see Section 14 of this Offer to Purchase regarding certain United States federal income tax consequences of a sale of shares pursuant to the Offer.

As of August 15, 2007, there were 5,523,096 shares of our Common Stock issued and outstanding.  At the maximum purchase price of $16.85 per share, we could purchase up to 445,103 shares, which would represent approximately 8.1% of the total number of issued and outstanding shares of our Common Stock as of August 15, 2007.  At the minimum purchase price of $15.10 per share, we could purchase up to 496,688 shares, which would represent approximately 9.0% of the total number of issued and outstanding shares of our Common Stock as of August 15, 2007.  The shares are listed and traded on NASDAQ under the symbol “ALDA.”  On August 17, 2007, the last full trading day before our Board of Directors first announced its intention to make the Offer, the reported closing price of the shares on NASDAQ was $15.60.  On August 23, 2007, the last full trading day before the commencement of the Offer, the reported closing price of the shares on NASDAQ was $16.40 per share. Stockholders are encouraged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

THE TENDER OFFER

1. Number of Shares; Price; Priority of Purchase

General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 496,688 shares, representing up to $7,500,000 in value, of shares of our Common Stock at a price not greater than $16.85 nor less than $15.10 per share, net to the seller, in cash, less any applicable withholding tax and without interest.

The term “Expiration Time” means 12:00 midnight, New York time, on September 21, 2007, unless we, in our sole discretion, extend the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

If the Offer is over-subscribed as described below, shares tendered at or below the purchase price and not properly withdrawn will be subject to proration, except for “odd lots.” The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	increase the price to be paid for shares above $16.85 per share or decrease the price to be paid for shares below $15.10 per share; or

•	increase the number of shares purchasable in the Offer; or

•	decrease the available funds and thereby decrease the number of shares purchasable in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York time, on the 10th business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such 10 business day period. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to 12:00 midnight, New York time.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to satisfaction of certain other conditions.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $16.85 nor less than $15.10 per share, at which they are willing to sell their shares to us in the Offer.  The lowest price that may be specified is $15.10. The prices that may be specified increase in increments of $0.25 up to $16.85, the highest price that may be specified. Alternatively, stockholders can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Offer, which could result in the tendering stockholder receiving the minimum price of $15.10 per share. See Section 8 for recent market prices for the shares.  The lower end of the price range for the Offer is below the closing market price for the shares on August 17, 2007, the last full trading day before the Board of Directors first disclosed its intention to make the Offer, when the closing market price on NASDAQ was $15.60. The lower end of the price range for the Offer is below the closing market price for the shares on August 23, 2007, the last full trading day prior to the commencement of the Offer, when the closing market price on NASDAQ was $16.40.

Promptly following the Expiration Time, we will look at the prices chosen by stockholders for all of the shares properly tendered and not properly withdrawn and will determine the lowest purchase price within the price range specified above that will allow us to buy up to $7,500,000 in value of shares, or a lower amount depending on the number of shares properly tendered.  If, based on the purchase price we determine, fewer than $7,500,000 in value of shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. Once the purchase price has been determined, we will promptly disclose such price in a manner calculated to inform stockholders of this information, which will include a press release through a national news service.

All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered, even if stockholders tendered at or below the purchase price, if, based on the purchase price we determine, more than $7,500,000 in value of shares are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price we determine and shares that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering stockholders at our expense promptly after the Offer expires. Stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal.

If the number of shares properly tendered at or below the purchase price determined in the Offer and not properly withdrawn prior to the Expiration Time is less than or equal to $7,500,000 in value of shares, or such greater number of shares as we may elect to accept for payment, we will, subject to applicable law and upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price we determine.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if, based on the purchase price determined in the Offer, shares having an aggregate value in excess of $7,500,000 (or such greater amount as we may elect to pay) have been properly tendered at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will, subject to applicable law, purchase properly tendered shares on the basis set forth below:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•
tenders all shares owned beneficially and of record by the Odd Lot Holder at a price at or below the purchase price determined in the Offer (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this priority); and

•	properly completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•
Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price determined in the Offer on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•
Third, if necessary to permit us to purchase $7,500,000 in value of shares at the purchase price determined in the Offer, shares conditionally tendered (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the purchase price determined in the Offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased even if they are tendered at or below the purchase price determined in the Offer. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price we determine.

Odd Lots. The term “Odd Lot Holder” means a person who owns beneficially or of record fewer than 100 shares in the aggregate.

To qualify for this priority, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3.  This priority is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would also avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.  If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders, at or below the purchase price determined in the Offer. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot priority described above and the conditional tender procedure described in Section 6, we expect that we may not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder in the Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer. We intend to spend up to $7,500,000 to purchase our shares, which at the price range specified could result in our purchase of between 445,103 and 496,688 of our shares, or up to approximately 9.0% of our outstanding shares as of August 15, 2007. We are doing this to provide those stockholders who wish to obtain liquidity for their shares an opportunity to do so without the risk of market price declines, and to return a portion of our capital to stockholders who desire such a return at this time. In determining to proceed with the Offer, management and our board of directors considered our financial position, strategy and use of cash and determined that investing up to $7,500,000 to purchase shares is an attractive and efficient means to provide value to our stockholders.

The Board of Directors believes that the “modified Dutch Auction” tender offer represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides stockholders an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares.

Our Board of Directors has approved the Offer. However, neither our management, our Board of Directors, the Depositary nor the Information Agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. We have not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the Offer and should consult their own investment and tax advisors. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Certain Effects of the Offer. Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, if we complete the Offer, those stockholders will realize a proportionate increase in their relative equity interest in the Company and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Stockholders may be able to sell non-tendered shares in the future on NASDAQ or in the over the counter market, or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance as to the price at which a stockholder may be able to sell shares in the future. The shares that we acquire in the Offer will be restored to the status of authorized but unissued shares and will be available for us to issue in the future without further stockholder action (except as required by applicable law or the rules of NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders.

Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Accordingly, if we complete the Offer the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 11.

Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries which is material to us and our subsidiaries, taken as a whole;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•
any material change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business, except as disclosed in this Offer to Purchase;

•	our Common Stock becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or bylaws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we have regularly considered alternatives to enhance stockholder value, including open market repurchases of our shares, modifications of our dividend policy, strategic acquisitions, divestitures and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives. See Section 11.

3. Procedures for Tendering Shares

Valid Tender. For a stockholder to make a valid tender of shares in the Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•
a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an “agent’s message”) (see “Book-Entry Transfer” below), and any other required documents; and

•
either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer described below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below).

In the alternative, the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures described below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company, or other nominee to find out the nominee’s applicable deadline.

The valid tender of shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Offer must either (i) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $15.10 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE TENDER OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $15.10 PER SHARE) or (ii) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder” (YOU SHOULD BE AWARE THAT THIS ELECTION COULD MEAN THAT NONE OF YOUR SHARES WILL BE PURCHASED IF THE PRICE SELECTED BY YOU IS HIGHER THAN THE PURCHASE PRICE EVENTUALLY DETERMINED IN THE OFFER AFTER THE EXPIRATION TIME). A tender of shares will be proper if one, and only one, of these boxes is checked on the Letter of Transmittal. If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.”The lower end of the price range for the Offer is below the closing market price for the shares on August 17, 2007, the last full trading day before the Board of Directors announced its intention to make the Offer, when the closing market price on NASDAQ was $15.60.  The lower end of the price range for the Offer is below the closing market price for the shares on August 23, 2007, the last full trading day prior to the commencement of the Offer, when the closing market price on NASDAQ was $16.40.

A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In order to withdraw, stockholders who tendered at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

We encourage stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility described above is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) The New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 8 and 13 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instructions 8 and 13 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares in the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•
the Depositary receives at one of its addresses listed on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an agent’s message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Stock Option Plan; Stock Awards. Holders of vested but unexercised options to purchase shares may exercise such options in accordance with the terms of the Stock Option Plan, and the Company’s trading policy, and tender the shares received upon such exercise in accordance with the Offer. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by the Company described in Section 1. We strongly encourage those holders to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of stock awards and other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (i) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth in this Offer to Purchase will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion.  This determination will be final and binding on all parties.  We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or the acceptance for payment of which may be unlawful.  We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.  A tender of shares will not have been made until all defects and irregularities have been cured or waived.  None of us or any of our affiliates or assigns, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of objection or incur any liability for failure to give any notification.  Our interpretation of the terms of, and conditions to, the Offer (including the Letter of Transmittal, the Notice of Guaranteed Delivery, and the instructions thereto) will be final and binding.  By tendering shares to us you agree to accept all decisions we make concerning these matters and wave any right you might otherwise have to challenge those decisions.

If you tender your shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the Offer, as well as your representation and warranty to us that:

•
you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all shares, other securities or distributions issued or issuable in respect of your shares); and

•
when we accept your shares for payment, we will acquire good and marketable title to your shares, free and clear of all liens, restrictions, claims and encumbrances and not subject to any adverse claims or rights.

Our acceptance of your shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the Offer.

In this Offer to Purchase, and in the Letter of Transmittal, we have included certain statements that our determinations with respect to such matters as the validity of tenders, the validity of purported withdrawal of shares and the satisfaction of conditions to the Offer will be valid and binding.  These statements, and any related statements that a holder tendering shares waives any right to challenge our decisions, are not intended and should not be construed as meaning that any rights under federal or state securities laws have been waived or that our decisions are not subject to applicable law.  These statements are included because it is necessary for us, in order to determine if proration is needed and, if so, which shares will be accepted and which will be returned, to make decisions which are deemed final with respect to the validity of tenders.  Without such an ability to make decisions, we cannot accurately determine the number of shares tendered and make decisions about such matters as proration and return of shares.  Statements that determinations will be made in our sole discretion are intended to refer to our sole discretion, exercised reasonably.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 13 of the Letter of Transmittal.

United States Federal Income Tax Withholding. Under the federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies, under penalties of perjury, that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that stockholder must submit a statement, signed under penalties of perjury, attesting to that individual’s exempt status. Such statements can be obtained from the Depositary.  See Instruction 12 of the Letter of Transmittal. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a stockholder’s U.S. federal income tax liability, provided that the required information is furnished.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

For a discussion of material United States federal income tax consequences to tendering stockholders, see Section 14.

4. Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered in the Offer according to the procedures described below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York time, on October 3, 2007, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase; and

•
specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination will be final and binding on all parties.  We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any notices of withdrawal of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.  None of us or our affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares in the Offer as a result of the occurrence of a condition disclosed in Section 7, then, without prejudice to our rights in the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (i) determine a single per share purchase price that we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering stockholders, and (ii) accept for payment and pay the purchase price for (and thereby purchase) shares having an aggregate purchase price of up to $7,500,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an agent’s message); and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

If proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered and not withdrawn, we may not be able to announce the final results of proration or pay for any shares until five NASDAQ trading days after the Expiration Time and proration period. Unless a stockholder specifies otherwise in the Letter of Transmittal, certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Also see Section 14 regarding U.S. federal income tax consequences for foreign stockholders.

6. Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Stockholders who hold certificates in their own names may also specify which certificates represent the minimum number of shares that must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if, based on the purchase price determined in the Offer, more than $7,500,000 in value of shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below an amount having an aggregate purchase price of $7,500,000 (or such greater number of shares as we may elect to accept for payment, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase $7,500,000 in value of shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot under these circumstances, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) our rights to extend the Offer or otherwise amend the terms of the Offer at any time, we shall not be required to accept for payment and, subject to (i) our reasonable discretion, and (ii) any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to either pay for or return tendered shares promptly after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered shares, and terminate the Offer, if any of the following events shall occur:

(a)
any change (or any publicly reported or disclosed condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or our prospects or any of our subsidiaries or affiliates that, does or may have a materially adverse effect on (x) the value of the Company or any of our affiliates, (y) the value of the shares, or (z) a material contractual right of the Company or any of its affiliates, including, without limitation, any acceleration of any material amount of indebtedness of the Company or any of our affiliates as a result of or in connection with the Offer;

(b)
there shall be threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, with (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by us of the shares, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares, (iii) seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matter properly presented to the stockholders, or (iv) might result, in our reasonable judgment, in a materially adverse effect on (x) the value of the Company or any of our affiliates, (y) the value of the shares, or (z) a material contractual right of the Company or any of our affiliates.

(c)
any statute, rule, regulation, judgment, decree, interpretation, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder, (ii) would or might prohibit, restrict or delay consummation of the Offer, (iii) might impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to the stockholders, or (iv) might result in a materially adverse effect on (x) the value of the Company or any of our affiliates, (y) the value of the shares, or (z) a material contractual right of the Company or any of our affiliates.

All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer in our reasonable discretion.  Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.  Any determination by us concerning the events described in this Section 7 will be final and binding upon all parties.

8. Price Range of the Shares

The shares are traded on NASDAQ under the symbol “ALDA”. The following table sets forth, for each of the periods indicated, the high and low closing prices per share as reported by NASDAQ based on published financial sources.

	High	Low
Fiscal 2005
First Quarter	$18.71	$13.16
Second Quarter	$24.06	$17.52
Third Quarter	$27.83	$19.79
Fourth Quarter	$25.50	$21.21
Fiscal 2006
First Quarter	$33.20	$25.80
Second Quarter	$35.16	$25.25
Third Quarter	$25.49	$13.79
Fourth Quarter	$16.48	$14.31
Fiscal 2007
First Quarter	$19.24	$14.58
Second Quarter	$16.89	$14.52
Third Quarter (through August 23, 2007)	$16.75	$14.40

On August 17, 2007, the last full trading day before our Board of Directors first disclosed its intention to make the Offer, the reported closing price of the shares on NASDAQ was $15.60 per share. On August 23, 2007, the last full trading day before the commencement of the Offer, the reported closing price of the shares on NASDAQ was $16.40 per share. We encourage stockholders to obtain a current market price for the shares before deciding whether and at what price or prices to tender their shares.

9. Source and Amount of Funds

Assuming that the Offer is fully subscribed, the aggregate purchase price will be approximately $7,500,000.  We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our cash and cash equivalents.

10. Information About Aldila, Inc.

The Company is a leading designer and manufacturer of high-quality innovative graphite (carbon fiber-based composite) golf shafts in the United States today. The Company conducts its operations through its subsidiaries, Aldila Golf Corp. (“Aldila Golf”) and Aldila Materials Technology Corp. The Company enjoys strong relationships with most major domestic and many foreign golf club manufacturers including Callaway Golf, TaylorMade-adidas Golf, Ping and Acushnet Company. The Company believes that it is one of the few independent shaft manufacturers with the technical and production expertise required to produce high-quality graphite shafts in quantities sufficient to meet demand. The Company’s current golf shaft product lines consist of Aldila branded and co-branded products designed for its major customers and custom club makers, as well as custom shafts developed in conjunction with its major customers. These product lines are designed to improve the performance of any level of golfer from novice to tour professional.

In 1998, the Company established a manufacturing facility in Evanston, Wyoming for the production of carbon fiber, in an effort to further vertically integrate its manufacturing operations. On October 29, 1999, SGL Carbon Fibers and Composites, Inc. (“SGL”) purchased a 50% interest in the Company’s carbon fiber manufacturing operation. The Company and SGL entered into an agreement to operate the facility through a limited liability company with equal ownership interests between the joint venture members. The Company and SGL also entered into supply agreements with the new entity, Carbon Fiber Technology LLC (“CFT”), for the purchase of carbon fiber at cost plus an agreed-upon mark-up. Profits and losses of CFT are shared equally by the partners.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options and other stock awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may also review and/or download free copies of our Annual Report on Form 10-K at our website at http://www.aldila.com.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2006
Quarterly Reports on Form 10-Q	Fiscal quarter ended June 30, 2007
Fiscal quarter ended March 31, 2007
Fiscal quarter ended September 30, 2006

SEC Filings	Period or Date Filed
Current Reports on Form 8-K	Filed on August 23, 2007, August 20, 2007, August 17, 2007, August 16, 2007, August 7, 2007, and August 1, 2007

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request free copies of these filings by writing or telephoning us at the following address: Aldila, Inc., Attention:  Scott Bier, 14145 Danielson St., Suite B, Poway, California 92064; (858) 513-1801.  You may also review and/or download free copies of our Annual Report on Form 10-K at our website at www.aldila.com. We are not incorporating the contents of our website into this Offer to Purchase and information contained on our website is not part of this Offer.

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of August 15, 2007, there were 5,523,096 shares of our Common Stock issued and outstanding.  We intend to spend up to $7,500,000 to purchase shares of Common Stock in the Offer. At the minimum purchase price of $15.10 per share, we may purchase up to 496,688 shares in the Offer, which represents approximately 9.0% of the total number of issued and outstanding shares as of August 15, 2007.

As of August 15, 2007, our directors and executive officers as a group (6 persons) beneficially owned an aggregate of approximately 483,477 shares, representing approximately 6.13% of the total number of outstanding shares.  Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer.  Accordingly, assuming we purchase 496,688 shares in the Offer, and assuming no director or executive officer tenders any shares in the Offer, the Offer will increase the proportional holdings of our directors and executive officers to approximately 6.74%.  However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer.

The aggregate number and percentage of shares of our Common Stock that were beneficially owned by our current directors and executive officers, as of August 15, 2007, were as set forth in the table below. Assuming we purchase an aggregate of 496,688 shares in the Offer, and assuming no director or executive officer tenders any shares in the Offer, the percentage beneficial ownership of each director and executive officer after the Offer will be approximately as set forth in the table below.

Unless otherwise indicated, the address of each person listed is c/o Aldila, Inc., 14145 Danielson St., Suite B, Poway, California 92064.

	As of August 15, 2007		Percentage Owned After Offer (with above stated assumptions)
	Number of Shares Owned (1)	Percent of Shares (Issued and Outstanding)
Executive Officers and Directors
Peter R. Matthewson (2)	79,592	1.44%	1.58%
Thomas A. Brand	3,334	*	*
Andrew M. Leitch	9,205	*	*
Bryant R. Riley (3)	206,951	3.75	4.12%
Robert J. Cierzan (4)	39,008	*	*
Michael J. Rossi	498	*	*
Executive Officer and Directors as a group (6 persons)	340,588	6.13%	6.74%
_________________________
*	Less than 1%
(1)
Indicates number of shares of Aldila, Inc. Common Stock beneficially owned.  “Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power with respect to a security within 60 days.

(2)
Mr. Mathewson has shared voting and dispositive power over all Common Shares shown, which are held by Peter R. Mathewson and Penny E. Mathewson, Trustees of the Mathewson Family Trust dated 01/20/1998.

(3)
Based on a Form 4 filed August 17, 2007. Mr. Riley directly or indirectly has sole voting and dispositive power over securities held by B. Riley & Co., Inc., and Riley Investment Management LLC, the general partner or Riley Investment Partners Master Fund, L.P. and the investment advisor to the managed account of an advisory client that is indirectly affiliated with Mr. Riley.  Through his relationship with these entities, Mr. Riley may be deemed to beneficially own a total of 2,465,752 shares of the Company’s Common Stock.

(4)	Mr. Cierzan shares voting and dispositive control over 23,158 shares of Common Stock with his wife, Lynn Cierzan, as a joint tenant.

Pursuant to the terms of the Company’s 1994 Stock Incentive Plan, non-employee directors receive an automatic grant of options to purchase 8,772 shares of the Company’s Common Stock upon taking office as a Director, and an additional automatic grant of options to purchase 3,334 shares of the Company’s Common Stock on the last trading day in the month of May each year thereafter, provided the director has completed one year of service on such date.  Such stock options are granted with an exercise price equal to the average of the high and low price reported for the date they are granted, vesting in three equal, annual installments.  Our executive officers are eligible to participate in our 1994 Stock Incentive Plan.  Each year the Compensation Committee has the discretion to award them restricted stock or options, but has no duty to do so.  In 2006 the officers received restricted stock grants, which vest over three years.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, except as shown on the table below, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving shares of our Common Stock during the 60 days prior to August 24, 2007.

Name	Date	Description of Transaction (NASDAQ transaction unless noted)
Michael J. Rossi	August 9, 2007	Sold 277 shares at a price of $14.4747 per share
Bryant R. Riley (1)	August 9, 2007	Purchased 9,005 shares at a price of $14.50 per share
Bryant R. Riley (1)	August 10, 2007	Purchased 33,924 shares at a price of $14.8128 per share
Bryant R. Riley (1)	August 13, 2007	Purchased 1,688 shares at a price of $15.00 per share
Bryant R. Riley (1)	August 14, 2007	Purchased 941 shares at a price of $15.00 per share
Bryant R. Riley (1)	August 15, 2007	Purchased 439 shares at a price of $15.00 per share
Andrew M. Leitch	August 20, 2007	Exercised options to purchase 5,848 shares at a price of $12.11 per share
Bryant R. Riley (1)	August 21, 2007	Exercised options to purchase 2,924 shares at a price of $1.87 per share
(1)
Includes transactions made on behalf of B. Riley and Co., Inc. and Riley Investment Management LLC.  Mr. Riley directly or indirectly has sole voting and dispositive power over securities held by B. Riley & Co., Inc., and Riley Investment Management LLC, the general partner or Riley Investment Partners Master Fund, L.P. and the investment advisor to the managed account of an advisory client that is indirectly affiliated with Mr. Riley.

12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares in the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. However, we believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares in the Offer will cause the remaining outstanding shares to be delisted from NASDAQ.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares in the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares in the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13. Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business or financial condition.

14. United States Federal Income Tax Consequences

The following is a discussion of the United States federal income tax consequences to holders of shares whose shares are sold pursuant to the Offer.  This discussion does not address all aspects of United States federal income taxation that may be relevant to particular holders of shares in light of their specific investment or tax circumstances.  The tax consequences to any particular stockholder may differ depending on that stockholder’s own circumstances and tax position.  The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.  This discussion applies only to holders who hold shares as “capital assets” within the meaning of section 1221 of the Code, and does not apply to holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation.  In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, non-U.S. persons, insurance companies, tax-exempt organizations, banks and other financial institutions, brokers or dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or persons who hold their shares as a part of a straddle, hedge, conversion, or other integrated investment or constructive sale transaction.  The tax consequences of the Offer to holders who hold their shares through a partnership or other pass-through entity generally will depend upon such holder’s status for United States federal income tax purposes and the activities of the partnership.

Each holder is encouraged to consult such holder’s tax advisor regarding the specific United States federal, state, local and foreign income and other tax consequences of the Offer in light of such holder’s specific tax situation.

U.S. Stockholders. The following is applicable to stockholders that are United States persons for U.S. federal income tax purposes (“U.S. Stockholders”). U.S. Stockholders include stockholders that are citizens or residents of the United States, corporations, partnerships or other entities created or organized under the laws of the United States or any political subdivision thereof, certain trusts classified as “United States persons” under Section 7701(a)(30)(E) of the Code, and estates that are subject to United States federal income taxation regardless of the source of their income.  An exchange of shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Stockholder who receives cash pursuant to the Offer will, depending on such U.S. Stockholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from the Company.

Under Section 302 of the Code, a U.S. Stockholder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Stockholder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Stockholder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Stockholder. In applying the Section 302 tests, a U.S. Stockholder must take into account shares that such U.S. Stockholder constructively owns under attribution rules, pursuant to which the U.S. Stockholder will be treated as owning Company shares owned by certain family members (except that in the case of a “complete termination” a U.S. Stockholder may, under certain circumstances, waive attribution from family members) and related entities and Company shares that the U.S. Stockholder has the right to acquire by exercise of an option. An exchange of shares for cash will generally be treated as a substantially disproportionate redemption with respect to a U.S. Stockholder if the percentage of the then outstanding shares owned by such U.S. Stockholder immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Stockholder immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Stockholder may nonetheless satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Stockholder’s equity interest in the Company. An exchange of shares for cash that results in a reduction of the proportionate equity interest in the Company of a U.S. Stockholder whose relative equity interest in the Company is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of the Company’s corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Stockholders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Stockholder is treated as recognizing gain or loss from the disposition of such U.S. Stockholder’s shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Stockholder’s adjusted tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

If a U.S. Stockholder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Stockholder pursuant to the exchange, without reduction for the tax basis of the shares exchanged, will be treated as a dividend to the extent of the U.S. Stockholder’s allocable portion of the Company’s current and accumulated earnings and profits. Provided certain holding period requirements are satisfied, non-corporate U.S. Stockholders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends. Non-corporate U.S. Stockholders should consult their tax advisors regarding the tax treatment of any loss on the sale of shares with respect to which they have received an “extraordinary dividend,” as defined in the Code. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Stockholder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Stockholders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer shares than are tendered. Therefore, a U.S. Stockholder can be given no assurance that a sufficient number of such U.S. Stockholder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of federal income tax withholding and backup withholding.

Non-U.S. Stockholders.  Non-U.S. Stockholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a reduction to or an exemption from the withholding tax and the refund procedure.

15. Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer if any of the conditions set forth in Section 7 have occurred and to reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made in the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national news service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(i) we make any change to the price range at which we are offering to purchase shares in the Offer, (ii) decrease the available funds and thereby decrease the number of shares purchasable in the Offer, or (iii) increase the amount of funds available for share purchases and thereby increase the number of shares purchasable in the Offer by more than 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Offer will be extended until the expiration of such ten business day period.

16. Fees and Expenses

We have retained MacKenzie Partners, Inc. to act as Information Agent and American Stock Transfer & Trust Company as Depositary in connection with the Offer.  MacKenzie Partners, Inc. may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.  American Stock Transfer & Trust Company and MacKenzie Partners, Inc. will receive reasonable and customary amounts of compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares in the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise described in Section 5.

17. Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

This Offer to Purchase and the Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

Aldila, Inc.

August 24, 2007

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by mail:

American Stock Transfer & Trust Company
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042
Phone: Toll-free (877) 248-6417
(718) 921-8317

If delivering by Facsimile: (718) 234-5001	If delivering by hand or courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
tenderoffer@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll Free (800) 322-2885